                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549




                                   FORM 11-K

                   ANNUAL REPORT PURSUANT TO SECTION 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

                         COMMISSION FILE NUMBER 1-2275



                     RETIREMENT SAVINGS AND INVESTMENT PLAN
                                FOR EMPLOYEES OF
                 JOSEPH E. SEAGRAM & SONS, INC. AND AFFILIATES
                                375 Park Avenue
                            New York, New York 10152
              (Full title of the plan and the address of the plan)



                            THE SEAGRAM COMPANY LTD.
                                1430 Peel Street
                       Montreal, Quebec, Canada  H3A 1S9
             (Name of issuer of the securities held pursuant to the
            plan and the address of its principal executive office)

REQUIRED INFORMATION

1.   Not Applicable.

2.   Not Applicable.

3.   Not Applicable.

4. The Retirement Savings and Investment Plan for Employees of Joseph E. Seagram & Sons, Inc. and Affiliates (the "Plan") is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Attached hereto are the financial statements of the Plan for the fiscal year ended December 31, 1996 prepared in accordance with the financial reporting requirements of ERISA.

                                    EXHIBITS


1. Financial statements of the Plan for the fiscal year ended December 31, 1996 prepared in accordance with the financial reporting requirements of ERISA.

2.   Consent of Gutierrez & Co., independent accountants.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on their behalf by the undersigned hereunto duly authorized.


                                        RETIREMENT SAVINGS AND INVESTMENT PLAN
                                        FOR EMPLOYEES OF JOSEPH E. SEAGRAM &
                                        SONS, INC. AND AFFILIATES



Date:  June 30, 1997
                                        By: /s/ John D. Borgia
                                           -----------------------------
                                           John D. Borgia
                                           Member of Investment Committee

                     RETIREMENT SAVINGS AND INVESTMENT PLAN
                               FOR  EMPLOYEES OF
                         JOSEPH E. SEAGRAM & SONS, INC
                                 AND AFFILIATES

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

            RETIREMENT SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
                 JOSEPH E. SEAGRAM & SONS, INC. AND AFFILIATES

                         INDEX TO FINANCIAL STATEMENTS






                                                             Page
                                                             ----
            Independent Auditors' Report                    1

            Statements of Net Assets Available for
                Benefits                                    2  - 3

            Statements of Changes in Net Assets             4  - 5
                Available for Benefits

            Notes to Financial Statements                   6  - 11

                          INDEPENDENT AUDITORS' REPORT



To the Administrative Committee of the
Retirement Savings and Investment Plan for
Employees of Joseph E. Seagram & Sons, Inc.
and Affiliates

     We have audited the accompanying statements of net assets available for benefits of the Retirement Savings and Investment Plan for Employees of Joseph
E. Seagram & Sons, Inc. and Affiliates (the "Plan") as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Retirement Savings and Investment Plan for Employees of Joseph E. Seagram & Sons, Inc. and Affiliates at December 31, 1996 and 1995, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.



/s/ Gutierrez & Co.
Flushing, New York
June 14, 1997

           RETIREMENT SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
               JOSEPH E. SEAGRAM & SONS, INC. AND AFFILIATES
              STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS


                                                                   December 31,
                                                            --------------------------
                                                                1996          1995
                                                               ------        ------
INVESTMENTS ( Note 3 )
Money Market Fund:
  State Street STIF Unitized Fund (cost of $13,467,503)     $ 13,467,503  $          -
  EB STIF FUND (cost of $10,359,377)                                   -    10,359,377
Stable Income Fund:
  The LaSalle Income Plus Fund
     (cost of $30,488,226 and $28,668,678)                    30,488,226    28,668,678
Bond Fund:
  Putnam Income Fund, Class A Shares
     (cost of $12,288,283 and $12,201,918)                    12,814,725    13,370,268
S&P 500 Index Fund:
  State Street S&P 500 Series C (cost of $47,901,676)         51,590,899             -
  EB Equity Index Fund (cost of $30,371,660)                           -    40,249,960
Managed Equity Fund:
  Lazard Equity Portfolio Fund (cost of $13,913,862 and
        $6,797,616)                                           15,144,694     7,246,820
Growth Equity Fund:
  Brandywine Fund Inc. Common Shares
     (cost of $34,659,726 and $27,737,268)                    42,827,130    30,346,877
Seagram Stock Fund:
  The Seagram Company Ltd. Common Shares
     (cost of $11,494,075 and $13,433,522)                    17,411,150    18,833,999
  Collective Short Term Investment Fund (cost of $419,813)       419,813
  EB STIF Fund (cost of $1,263,108)                                          1,263,108
The Coca-Cola Company Stock Fund:
  The Coca-Cola Company Common Stock
     (cost of $618,567 and $608,316)                           5,717,443     4,982,101
  Collective Short Term Investment Fund (cost of $125,291)       125,291             -
  EB STIF Fund (cost of $90,090)                                       -        90,090
Loans to Participants                                          8,807,386     8,556,797
                                                            ------------  ------------
  Total Investments                                         $198,814,260  $163,968,075
                                                            ------------  ------------





    The accompanying notes are an integral part of the financial statements.

           RETIREMENT SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
               JOSEPH E. SEAGRAM & SONS, INC. AND AFFILIATES
              STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

                                  (Continued)


                                                     December 31,
                                            -----------------------------
                                                 1996            1995
                                                ------          ------
         RECEIVABLES
           Dividends and Interest              $    224,992  $    216,719
           Proceeds from Unsettled Sales            160,500       121,136
                                               ------------  ------------
              Total Receivables                     385,492       337,855
                                               ------------  ------------

         TOTAL ASSETS                           199,199,752   164,305,930
                                               ------------  ------------

         LIABILITIES
            Cost of Unsettled Purchases             100,213       276,813
                                               ------------  ------------
              Total Liabilities                     100,213       276,813
                                               ------------  ------------

         NET ASSETS AVAILABLE FOR BENEFITS     $199,099,539  $164,029,117
                                               ------------  ------------



    The accompanying notes are an integral part of the financial statements.

           RETIREMENT SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
               JOSEPH E. SEAGRAM & SONS, INC. AND AFFILIATES
           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS



                                                        YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                          1996            1995
                                                         ------          ------
Contributions
   Participating Employees                             $15,803,003      $15,201,459
   Participating Companies                               3,005,234        2,818,993
                                                   ---------------  ---------------
                                                        18,808,237       18,020,452
                                                   ---------------  ---------------
Investment Activities
   Investment Income
     Money Market Fund                                     590,523          623,505
     Stable Income Fund                                  1,727,962        1,701,499
     Bond Fund                                             852,725          853,447
     S&P 500 Index Fund                                          -            6,245
     Managed Equity Fund                                   221,938          556,860
     Growth Equity Fund                                    352,361        3,442,723
     Seagram Stock Fund                                    320,533          387,546
     The Coca-Cola Company Stock Fund                       69,537           62,567
     Interest on Loans to Participants                           -          491,874
                                                   ---------------  ---------------
        Total Investment Income                          4,135,579        8,126,266
                                                   ---------------  ---------------

   Realized Net Gain on Sale of Investments
     Bond Fund                                             269,530        2,343,851
     S&P 500 Index Fund                                 14,010,351        9,511,499
     Managed Equity Fund                                   998,472          115,083
     Growth Equity Fund                                  2,207,821          735,100
     Seagram Stock Fund                                  1,571,315        1,159,091
     The Coca-Cola Company Stock Fund                    1,198,239            4,039
                                                   ---------------  ---------------

Total Realized Net Gain on Sale of Investments          20,255,728       13,868,663
                                                   ---------------  ---------------

   Unrealized Appreciation (Depreciation) on
   Investments
     Bond Fund                                        (    641,908)    (    978,507)
     S&P 500 Index Fund                               (  6,189,076)       1,556,430
     Growth Equity Fund                                  5,557,795        1,874,996





    The accompanying notes are an integral part of the financial statements.

           RETIREMENT SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
               JOSEPH E. SEAGRAM & SONS, INC. AND AFFILIATES
              STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS



                                  (Continued)

                                                              Year Ended December 31,
                                                           -----------------------------
                                                                  1996            1995
                                                                 ------          ------
   Unrealized Appreciation (Depreciation) on
   Investments  (Continued)
      Managed Equity Fund                                    $    781,628   $    449,204
      Seagram Stock Fund                                          516,599      1,800,438
      The Coca-Cola Company Stock Fund                            725,091      1,472,950
                                                           --------------  -------------
         Total Unrealized Appreciation
         on Investments                                           750,129      6,175,511
                                                           --------------  -------------

   Investment Managers' and Other Fees
      Money Market Fund                                      (     11,923)  (      9,988)
      S&P 500 Index Fund                                     (     60,833)  (     47,477)
      Seagram Stock Fund                                     (     20,458)  (     18,537)
      Stable Income Fund                                     (     58,399)  (     93,295)
      Growth Equity Fund                                     (     39,693)  (     20,651)
                                                            -------------   ------------
Total Investment Managers' and
   Other Fees                                                (    191,306)  (    189,948)
                                                            --------------  -------------

   Increase in Plan Equity from Investment
      Activities                                               24,950,130     27,980,492
                                                            -------------   ------------

PARTICIPANT WITHDRAWALS                                      (  8,687,945)  (  4,859,246)
                                                            -------------  -------------

NET ASSETS OF TROPICANA EMPLOYEE SAVINGS TRUST ( Note 12 )              -     46,044,579
                                                            -------------  -------------

INCREASE IN PLAN EQUITY                                        35,070,422     87,186,277

PLAN EQUITY AT BEGINNING OF YEAR                              164,029,117     76,842,840
                                                            -------------  -------------

PLAN EQUITY AT END OF YEAR                                  $ 199,099,539  $ 164,029,117
                                                            --------------  -------------
                                                            --------------  -------------





    The accompanying notes are an integral part of the financial statements.

           RETIREMENT SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
               JOSEPH E. SEAGRAM & SONS, INC. AND AFFILIATES
                         NOTES TO FINANCIAL STATEMENTS



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accounting policies followed in the preparation of the financial statements of the Retirement Savings and Investment Plan for Employees of Joseph E. Seagram & Sons, Inc. and Affiliates (the "Plan") conform with generally accepted accounting principles. The more significant accounting policies are:

  Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

  Investment Valuation

  Investment securities are recorded and valued as follows:

  United States government obligations at fair value based on the current market yields; temporary investments in short-term investment funds at cost which in the normal course approximates market value; securities representing units of other funds at net asset value; The Seagram Company Ltd. common shares and The Coca-Cola Company common stock at the closing price reported on the composite tape of the New York Stock Exchange on the valuation date.

  Security Transactions

  Security transactions are accounted for on a trade date basis with the average cost basis used for determining the cost of investments sold. Interest income is recorded on an accrual basis. Income on securities purchased under agreements to resell is accounted for at the repurchase rate. Changes in discount on coupons detached from United States Treasury Bonds are reflected as unrealized appreciation.

2. DESCRIPTION OF THE PLAN

  The Plan is a defined contribution plan established as of August 1, 1985 by Joseph E. Seagram & Sons, Inc. (the "Company").

  The Plan covers employees of the Company and certain of its United States subsidiaries (collectively, the "Participating Companies") whose annual base salary or regular wages, (excluding overtime, bonuses, commissions or other special or contingent payments) exceeds $14,602 (increased on the last day of each year by 4%) and who are either (i) salaried employees, or (ii) hourly employees employed in a classification designated by the Participating Companies from time to time, excluding persons represented by a collective bargaining agent, persons employed on a special basis, and persons employed by an operating unit of the Participating Companies to which the Plan has not been extended.

           RETIREMENT SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
               JOSEPH E. SEAGRAM & SONS, INC. AND AFFILIATES
                         NOTES TO FINANCIAL STATEMENTS



  The Plan provides benefits to participants based upon amounts voluntarily contributed to a participant's account by the participant and, under certain circumstances, by the Participating Companies (see Note 4). Under the Plan, a participant is not provided with any fixed benefit. The ultimate benefit to be received by the participant depends on the amounts contributed, the investment results, and the participant's vested interest at termination of employment (see Note 5).

  With respect to each participant, contributions are allocated among four accounts: Pre-Tax Account, Company Match Account, After-Tax Account and Rollover Account. Such contributions are invested as designated by the participants in one or more of the investment funds referred to in Note 3, and are accumulated and invested in a Trust Fund held by The Bank of New York, as Trustee. The Bank of New York replaced CTC Illinois Trust Company as Trustee of the Plan effective January 1, 1996. The Plan is administered by the Company through an Administrative Committee appointed by the Board of Directors of the Company.

3. INVESTMENT PROGRAM

  During the year ended December 31, 1996, the Plan was comprised of seven investment funds: (i) the Money Market Fund investing primarily in short-term commercial paper and high-quality bank certificates of deposit;
  (ii) the Stable Income Fund investing in the Income Plus Fund managed by LaSalle National Trust, N.A.; (iii) the Bond Fund investing in Putnam Income Fund, Class A Shares managed by Putnam Management; (iv) the S&P 500 Stock Index Fund investing in Continental Equity Index Fund managed by Bank of America; (v) the Managed Equity Fund investing in Lazard Equity Portfolio managed by Lazard Freres Asset Management; (vi) the Growth Equity Fund investing in Brandywine Fund, Inc. managed by Friess Associates; and (vii) the Seagram Stock Fund investing primarily in The Seagram Company Ltd. common shares. The investments are administered by the Investment Committee appointed by the Board of Directors of the Company.

4. CONTRIBUTIONS

  Non-highly compensated employees, as defined, may elect to contribute to their Pre-Tax Accounts on a pre-tax basis ("Pre-Tax Contributions) and/or to their After-Tax Accounts on an after-tax basis ("After-Tax Contributions") through payroll deductions of 1% to 17% (in the aggregate) of their annual compensation, in multiples of 1%, in any combination. Highly-compensated employees, as defined, may elect to contribute from 1% to 10% of their annual compensation on a pre-tax basis and from 1% to 17% of their annual compensation on an after-tax basis; provided, the aggregate percentage of the contributions does not exceed 17% of their annual compensation. Pre-tax Contributions and After-Tax Contributions are subject to limitations imposed by federal laws for qualified retirement plans.

  The Plan provides for mandatory matching contributions by the Participating Companies payable to the participants' Company Match Account. The Participating Companies, except as herein noted, contribute on behalf of the participants 25% of the participants' Pre-Tax Contributions not exceeding 6% of their compensation. The maximum company matching contribution is $1,125 a year. Tropicana Products, Inc., an affiliate of the Company, contributes, without cap, to the Company Match Account on behalf of the participants 50% of the participants aggregate Pre-tax

           RETIREMENT SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
               JOSEPH E. SEAGRAM & SONS, INC. AND AFFILIATES
                         NOTES TO FINANCIAL STATEMENTS



  and After-Tax Contributions not exceeding 6% of their compensation. The Participating Companies matching contributions are subject to limitations imposed by federal laws for qualified retirement plans.

  The Plan will accept into participants' Rollover Accounts cash received by participants from a qualified plan within the time prescribed by applicable law ("Rollover Contributions").

  The Participating Companies may make discretionary contributions to participants' Company Match Accounts, in an amount to be determined by the Participating Companies. The Participating Companies have not made discretionary contributions since the inception of the Plan.

5. VESTING

  A participant in the Plan always has a fully vested interest in the value of his or her Pre-Tax, After-Tax and Rollover Account. He or she has a non-forfeitable right to the amount contributed to his or her Company Match Account upon retirement, disability or death. Upon termination of employment for any other reason, a participant vests in his or her Company Match Account in accordance with the following vesting schedule:

          Years of Service                         Vested Percentage
          ----------------                         -----------------
          Less than 1                                         0%
          At least 1, but less than 2                        20%
          At least 2, but less than 3                        40%
          At least 3, but less than 4                        60%
          At least 4, but less than 5                        80%
          5 or more                                         100%


  Upon termination of employment for reasons other than retirement, total disability or death of a participant who was not fully vested in his or her Company Account, the nonvested portion of the participant's Company Account shall be forfeited. Any amount forfeited shall be applied to reduce the Participating Companies' contributions. Any amount forfeited shall be restored if the participant is re-employed by a Participating Company before incurring a five year break in service and if the participant repays to the Plan (within five years after his or her reemployment commencement date) an amount in cash equal to the full amount attributable to Pre-Tax Contributions distributed to him or her from the Plan on account of termination of employment.

6. DISTRIBUTIONS

  Upon termination of employment, after retirement or for reason of total disability or death, the participant or his or her beneficiary shall receive the entire amount contributed to his or her accounts. However, if the termination of employment is for reason other than retirement, total disability or death, the participant shall receive only the value of the vested portion of his or her accounts (See Note 5).

  Prior to termination of employment, the participant may withdraw amounts equal to or less than the participant's own After-Tax Contributions, and, if the participant has withdrawn the total amount of After-Tax Contributions available for withdrawal, he or she may withdraw amounts equal to or less

           RETIREMENT SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
               JOSEPH E. SEAGRAM & SONS, INC. AND AFFILIATES
                         NOTES TO FINANCIAL STATEMENTS




  than the Rollover Contributions which have been credited to the participant's Rollover Account for at least two years, plus earnings. If the participant has withdrawn the total amount of After-Tax Contributions and Rollover Contributions available for withdrawal, the participant may withdraw that portion of the Participating Companies' Contributions which are vested and have been in the Plan for at least two years (See Note 5). For participants age 59 1/2 or older, Rollover Contributions that have been in the Plan for less than two years and Pre-Tax Cash Contributions may also be withdrawn if the participant has withdrawn all other available contributions. In addition, in the event of hardship, a participant who has not attained age 59 1/2 may apply for a withdrawal of a part or all of his Pre-Tax Account or Rollover Contributions which have been credited to the participant's Rollover Account for less than two years subject to proof that such withdrawal is necessary to alleviate an immediate and heavy financial need.

  Withdrawals (other than hardship withdrawals) may be made as described above without Committee approval each valuation date.

7. LOANS TO PARTICIPANTS

  A participant may apply for loans up to the lesser of $50,000 or 50% of the value of the vested portion of the participant's accounts. The minimum loan amount is $1,000. The maximum repayment terms are 5 years for general purpose loans and 25 years for principal residence loans. Applications for loans must be approved by the Committee. The amounts borrowed are transferred from the investment funds in which the participant's accounts are currently invested. On a monthly basis, repayments and interest thereon are credited to the participant's current investment funds. The interest rate for loans is based on the prime rate for the first day of the month in which the loan is made plus one percentage point.

8. TAX STATUS OF PLAN

  The Internal Revenue Service has ruled by a letter dated August 14, 1995 that the Plan is qualified under Section 401(k) of the Internal Revenue Code. So long as the Plan continues to be so qualified, it is not subject to Federal income taxes.

  Participants are not currently subject to income tax on the Participating Companies' contributions to the Plan or on income earned by the Plan. Benefits distributed to participants or to their beneficiaries may be taxable to them. The tax treatment of the value of such benefits depends on the event giving rise to the distribution and the method of distribution selected.

9. RELATED PARTY TRANSACTIONS

  Generally all expenses of the Plan are paid by the Company, and personnel and facilities of the Company are used by the Plan at no charge.

10. TERMINATION OF THE PLAN

  The Board of Directors of the Company may terminate the Plan at any time. In the case of termination, the rights of participants to their accounts shall be vested as of the date of termination.

           RETIREMENT SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
               JOSEPH E. SEAGRAM & SONS, INC. AND AFFILIATES
                         NOTES TO FINANCIAL STATEMENTS



11. NUMBER OF PARTICIPANTS (UNAUDITED)

  At December 31, 1996 there were 3,395 participants in the Plan.  At that
  date, there were 653    participants in the Money Market  Fund, 383
  participants in the Stable Income Fund, 840 participants in the Bond Fund, 1,434 participants in the S&P 500 Stock Index Fund, 821 participants in the Managed Equity Fund, 1,047 participants in the Growth Equity Fund, 978 participants in the Seagram Stock Fund, and 29 participants in the Coca-Cola Company Stock Fund, each of which included participants who elected more than one option with respect to their interest in the Participating Companies' contributions and their voluntary contributions.

  Effective November 1, 1987, the Thrift Plan for the Wine Spectrum Companies (the "Wine Spectrum Plan") was merged with the Plan. The eligible employees of the Wine Spectrum Plan became members of the Plan. As a result of the merger, the Plan will retain the Coca-Cola Company Stock held by the Wine Spectrum Plan; however, no election may be made to transfer any funds into the Coca-Cola Company Stock Fund.

12. PLAN AMENDMENT

  Pursuant to the resolutions of the Board of Directors of the Company, the Tropicana Employee Savings Trust was merged into the Plan effective December 31, 1994. Effective as of that date, the Plan was amended and restated to reflect the merger, to make certain administrative changes, and to effect certain other changes required as a result of various changes in the Internal Revenue Code of 1986. The financial statements of the Plan for the year ended December 31, 1995 reflect the merger or the amendment and restatement of the Plan.

  A summary of the transferred net assets of Tropicana Products, Inc. follows:


                   Investments, at fair value    $ 45,309,544
                   Receivables:
                      Employer contributions          140,701
                      Others                          594,334
                                                 ------------
                                                 $ 46,044,579
                                                 ============

The Seagram Company Ltd.

The Retirement Savings and Investment Plan for Employees of Joseph E. Seagram & Sons, Inc. and Affiliates


     We hereby consent to the incorporation by reference in Registration Statement No. 33-2043 on Form S-8 of our Report dated June 14, 1997 which appears in your Annual Report on Form 11-K of the Retirement Savings and Investment Plan for Employees of Joseph E. Seagram & Sons, Inc. and Affiliates for the fiscal year ended December 31, 1996.





/s/ Gutierrez & Co.
Flushing, New York
June 30, 1997